SECURITES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 1 on
FORM 8-A / A-1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

John Hancock Financial Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3483032

(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

John Hancock Place Boston, Massachusetts	02117

(Address or Principal Executive Offices)	(Zip Code)

If this form relates to the registration
of a class of securities pursuant to
Section 12(b) of the Exchange Act
and is effective pursuant to General
Instruction A.(c), please check the
following box: [X]	If this form relates to the registration
of a class of securities pursuant to
Section 12(g) of the Exchange Act
and is effective pursuant to General
Instruction A.(d), please check the
following box: [ ]

Securities Act registration statement file number to which this form relates:	333-87271

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, $0.01 par value	New York Stock Exchange, Inc.

Series A Junior Participating Preferred Stock purchase rights	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

____________________________________None____________________________________
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

           The response to Item 1 of the Registration statement on Form 8-A of John Hancock Financial Services, Inc. (the "Company"), dated January 7, 2000, is hereby amended to add the following paragraphs:

           As of June 21, 2002, the Company amended and restated the Rights Agreement, dated as of January 26, 2000 (the "Existing Rights Agreement"), between the Company and EquiServe Trust Company, N.A., as Rights Agent. The following paragraphs summarize the principal amendments to the Existing Rights Agreement effectuated through the amendment and restatement (the revised version of Existing Rights Agreement is herein referred to as the "Amended and Restated Rights Agreement"). Capitalized terms used without definition below have the meanings assigned to them in the Amended and Restated Rights Agreement, a copy of which is filed herewith as Exhibit 8.

1.	Amendment to Definition of Acquiring Person. The definition of Acquiring Person was amended to (i) delete the exception contained in Section 1(a)(iv) and to (ii) add an exception that applies to the holder of an option granted in connection with an agreement to merge or acquire the Company that is approved by the Board of Directors of the Company.

2.	Amendment to initial Purchase Price of a Right. The initial Purchase Price of a Right was changed from $76.50 to $170.00.

3.	Exhibits A, B and C were amended to reflect the various changes accomplished by the Amended and Restated Rights Agreement as well as to correct certain typographical errors in the par value of the Series A Junior Participating Preferred Stock and the Redemption Price.

           The foregoing description of the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement.

Item 2.	Exhibits.

8.	Amended and Restated Rights Agreement, dated as of June 21, 2002, between John Hancock Financial Services, Inc., a Delaware corporation, and EquiServe Trust Company, N.A., a national banking association.

SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

JOHN HANCOCK FINANCIAL SERVICES, INC.
Date: June 21, 2002	By:	/s/ Thomas E. Moloney

		Name: Title:	Thomas E. Moloney Senior Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
8.	Amended and Restated Rights Agreement, dated as of June 21, 2002, between John Hancock Financial Services, Inc., a Delaware corporation, and EquiServe Trust Company, N.A., a national banking association.